February 26, 2025

KWESST Micro Systems Inc.

155 Terence Matthews Crescent,

Unit #1, Ottawa, Ontario, K2M 2A8

Re: KWESST Micro Systems Inc.

 Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as British Columbia counsel to KWESST Micro Systems Inc., a corporation formed under the laws of British Columbia (the "Corporation"), in connection with the filing of a Registration Statement on Form F-3, as may be amended from time to time, to which this opinion is filed as Exhibit 5.1 (the "Registration Statement") under the United States Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the offer and resale (the "Offering"), pursuant to the prospectus contained in the Registration Statement, of an aggregate of up to 8,075,758  common shares of the Corporation (each a "Common Share") to be sold by the selling securityholders named therein (the "Investors"), consisting of (a) 1,055,215  Common Shares (the "Offered Shares"), (b) 3,939,394  Common Shares (the "Warrant Shares") issuable upon the exercise of warrants (the "Warrants"), and (c) 2,884,179  Common Shares (the "Pre-Funded Warrant Shares") issuable upon exercise of pre-funded warrants (the "Pre-Funded Warrants", and together with the Offered Shares, the Warrants, the Warrant Shares, and the Pre-Funded Warrant Shares, the "Securities").

We have examined and relied upon (a) the Registration Statement, (b) the securities purchase agreements entered into by the Corporation and the Investors (the "Securities Purchase Agreements"), (c) the certificates evidencing the Warrants (the "Warrant Certificates"), (d) the certificates evidencing the Pre-Funded Warrants (the "Pre-Funded Warrant Certificates"), (e) a certificate of an officer of the Corporation dated the date hereof, certifying certain factual matters including, among other things: the constating documents of the Corporation, the incumbency of certain officers and directors of the Corporation, resolutions passed by the directors of the Corporation, resolutions passed by a committee duly created by the directors of the Corporation, approving, among other things, the Offering and other factual matters, (f) a certificate of good standing dated February 26, 2025 issued pursuant to the Business Corporations Act (British Columbia) with respect of the Corporation, and (g) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering our opinions set forth below, we have assumed: (a) the authenticity of all documents submitted to us as originals, (b) the genuineness of all signatures, (c) the conformity to authentic originals of all documents submitted to us as copies and the authenticity of the originals thereof, (d) that all facts, information, representation and warranties set forth in the records, documents and certificates we have reviewed , including official public records and certificates and other documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate as of, and at all material times prior to, the date of this opinion letter, (f) the legal capacity for all purposes relevant hereto of all persons (other than the Corporation), (g) I the power for all purposes relevant hereto of all persons (other than the Corporation) to enter into and perform all obligations under all of the records, documents and certificates we have reviewed, (h) the due authorization by all requisite action, corporate or other, and execution and delivery by any such parties of any such records, documents and certificates, and (i) the validity and binding effect thereof on all such parties.

As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Corporation and others and of public officials. In our capacity as counsel to the Corporation in connection with the registration of the Registration Statement, we are familiar with the proceedings taken and proposed to be taken by the Corporation in connection with the authorization and issuance of the Securities. For purposes of this opinion, we have assumed that such proceedings will be timely and properly completed, in accordance with all requirements of the Applicable Law (as defined below), in the manner presently proposed.

We are qualified to practice law in the Province of British Columbia, and our opinion herein is limited to the statutes and regulations of the Province of British Columbia and the federal laws of Canada applicable therein now in effect (the "Applicable Law"). We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof. We assume no obligation to revise or supplement this opinion should any applicable laws be changed subsequent to the date hereof by legislative action, judicial decision or otherwise or if there is a change in any fact or facts after the date hereof. Where our opinion refers to any of the Common Shares as being "fully paid and non-assessable", no opinion is expressed as to actual receipt by the Corporation of the consideration for the issuance of such shares or as to the adequacy of any consideration received.

Based on and subject to the foregoing assumptions and qualifications we are of the opinion that:

1. The Offered Shares have been validly issued as fully paid and non-assessable common shares in the capital of the Corporation.

2. The Corporation has taken all necessary corporate action to authorize, allot and reserve for issuance the Warrant Shares and, upon the due exercise of the Warrants in accordance with the applicable Securities Purchase Agreement and Warrant Certificate, including receipt by the Corporation of full payment therefor in accordance with the applicable Securities Purchase Agreement and the applicable Warrant Certificate, the Warrant Shares will be validly issued as fully paid and non-assessable common shares of the Corporation.

3. The Corporation has taken all necessary corporate action to authorize, allot and reserve for issuance the Pre-funded Warrant Shares and, upon the due exercise of the Pre-funded Warrants in accordance with the applicable Securities Purchase Agreement and Pre-funded Warrant Certificate and upon receipt by the Corporation of full payment therefor in accordance with the applicable Securities Purchase Agreement and the applicable Pre-funded Warrant Certificate, the Pre-funded Warrant Shares will be validly issued as fully paid and non-assessable common shares of the Corporation.

We hereby consent to the use of our name in, and the filing of this opinion as an exhibit to, the Registration Statement, and to the reference to our firm under the headings "Legal Matters" and "Advisors" in the prospectus contained in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act or the rules and regulations promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in Applicable Law.

Yours truly,

/s/ Fasken Martineau DuMoulin LLP